Exhibit 99.1
Esperion Reports First Quarter 2023 Financial Results

– U.S. Net Product Revenue Grew Approximately 27% Y/Y to $17.0 Million –

– Retail Prescription Equivalents Grew 15% Y/Y; New to Brand Prescriptions Grew 56% Q/Q –

– Strengthened Capital Position with $56 Million in Financing –

– Global Regulatory Filings Anticipated in 1H 2023 –

– Entered into Commercial Partnership with Currax Pharmaceuticals –

ANN ARBOR, Mich., May 09, 2023 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today reported financial results for the first quarter ended March 31, 2023 and provided a business update.

“In the first quarter of 2023, we were proud to report clinically meaningful results from our landmark CLEAR Outcomes trial at ACC.23/WCC and simultaneously published in the prestigious New England Journal of Medicine, confirming bempedoic acid’s cardiovascular benefits,” said Sheldon Koenig, President and Chief Executive Officer of Esperion. “Since our announcement, we have seen significant public interest and enthusiasm for bempedoic acid, garnering over one billion total impressions from multiple print media and broadcast outlets in the U.S. In addition, we are already witnessing rapid adoption in demand for this practice-changing treatment from prescribers and pharmacists. International Lipid Expert Panel guidelines now recommend bempedoic acid ahead of PCSK9 inhibitors, and we anticipate more guideline updates in the future. We remain on track to submit regulatory filings in both the U.S. and Europe in the first half of 2023.”

“In the short period of time post ACC, we have presented CLEAR Outcomes data to national payers/PBMS, including the VA, that account for nearly half of total pharmacy lives. Payers have committed to reviewing utilization management criteria to align with CLEAR results prior to label change and considering potential off-cycle (Q3) additions to Medicare plans, which would improve Medicare coverage from 34% to 70%. We believe we are well positioned in a large market and remain committed to driving growth and providing value to patients, providers, and shareholders alike. Additionally, we recently announced a pay-for-performance commercial partnership with Currax that effectively doubles our promotional footprint. This partnership is expected to help drive sustained growth in 2023 and effectively bridge us to our internal, organic expansion, which is expected to be completed in advance of the anticipated FDA label update in the first half of 2024.”

“This is just the beginning of the roll-out of these highly impactful data. What’s next? Multiple high-profile presentations and publications anticipated in top tier journals to continue to support the utility of NEXLETOL® and NEXLIZET® in clinical practice,” he concluded.

First Quarter 2023 Key Accomplishments and Recent Highlights

•Announced a pay-for-performance commercial partnership with Currax Pharmaceuticals, LLC, which effectively doubles promotional footprint.

•Robustness of CLEAR Outcomes data drove global awareness of the benefits of bempedoic acid (contained in NEXLETOL and NEXLIZET), which we expect will continue to lead to wide acceptance by providers, patients, and payers.

•The International Lipid Expert Panel (ILEP) recommended use of bempedoic acid ahead of PCSK9 inhibitors in managing lipid disorders and cardiovascular risk. Following the “Lower Is Better for Longer” approach to lipid management, the ILEP’s recently published paper provides evidence-based guidance on bempedoic acid utilization ahead of PSCK9i therapy, either in combination with or after ezetimibe treatment, in patients with atherosclerotic cardiovascular disease (ASCVD), heterozygous familial hypercholesterolemia (HeFH) and statin intolerance.

•The Italian Medicines Agency (AIFA) approved reimbursement of bempedoic acid and the fixed-dose combination of bempedoic acid and ezetimibe for the treatment of adult patients with high blood LDL-cholesterol levels, despite taking statins or other hypolipidemic therapies. In addition, marketing approvals were obtained in Turkey for bempedoic acid and the fixed-dose combination of bempedoic acid and ezetimibe.

•Launched new scientific website, esperionscience.com, designed specifically for the scientific and medical communities, featuring information about the Company’s CLEAR program and the clinical trials comprising the CLEAR program, the Company’s pipeline, and information about cardiometabolic disease.

First Quarter 2023 Financial Results

Total revenue was $24.3 million, compared to $18.8 million for the comparable period in 2022, an increase of 29%.

U.S. net product revenue was $17.0 million, compared to $13.4 million for the comparable period in 2022, an increase of approximately 27%, driven by retail prescription growth of 15%.

Collaboration revenue was $7.3 million, compared to $5.5 million for the comparable period in 2022, an increase of 33%, driven by increased tablet sales to our international partners and sales growth within partner territories.

Research and development expenses were $31.4 million, compared to $24.3 million for the comparable period in 2022, an increase of 29%. The increase is primarily related to costs associated with the announcement and presentation of our CLEAR Outcomes study results, associated close-out activities, and regulatory submission preparation.

Selling, general and administrative expenses were $29.9 million, compared to $30.4 million for the comparable period in 2022, a decrease of 2%.

Total net loss for the quarter was $61.7 million, compared to a net loss of $56.7 million for the comparable period in 2022. Basic and diluted net loss per share was $0.79, compared to basic and diluted net loss per share of $0.93 for the comparable period in 2022.

As of March 31, 2023, cash, cash equivalents, and investment securities available-for-sale totaled $162.3 million, compared with $166.9 million on December 31, 2022.

The Company ended the quarter with approximately 87.2 million shares of common stock outstanding, excluding 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

Reiterating 2023 Financial Outlook

The Company still expects full year 2023 operating expenses to be approximately $225 million to $245 million, including $25 million in non-cash expenses related to stock compensation.

Conference Call and Webcast Information
Esperion will host a webcast at 8:00 a.m. ET to discuss financial results and business progress. Please click here to pre-register to participate in the conference call and obtain your dial in number and PIN. You can also visit the Esperion website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. Already registered? Access with your PIN here.

A live webcast can be accessed on the investors and media section of the Esperion website. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 90 days.

INDICATION
NEXLETOL and NEXLIZET are indicated as adjuncts to diet and maximally tolerated statin therapy for the treatment of adults with heterozygous familial hypercholesterolemia or established atherosclerotic cardiovascular disease who require additional lowering of LDL-C.
Limitations of Use: The effect of NEXLETOL and NEXLIZET on cardiovascular morbidity and mortality has not been determined.

IMPORTANT SAFETY INFORMATION
Contraindications: NEXLETOL has no contraindications. NEXLIZET is contraindicated in patients with a known hypersensitivity to ezetimibe tablets. Hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported with ezetimibe.

Warnings and Precautions: Hyperuricemia: Bempedoic acid, a component of NEXLETOL and NEXLIZET, may increase blood uric acid levels. Hyperuricemia may occur early in treatment and persist throughout treatment, and may lead to the development of gout, especially in patients with a history of gout. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.
Tendon Rupture: Bempedoic acid is associated with an increased risk of tendon rupture or injury. In clinical trials, tendon rupture occurred in 0.5% of patients treated with bempedoic acid versus 0% of patients treated with placebo, and involved the rotator cuff (the shoulder), biceps tendon, or Achilles tendon. Tendon rupture occurred within weeks to months of starting bempedoic acid. Tendon rupture may occur more frequently in patients over 60 years of age, patients taking corticosteroid or fluoroquinolone drugs, patients with renal failure, and patients with previous tendon disorders. Discontinue NEXLETOL or NEXLIZET at the first sign of tendon rupture. Avoid NEXLETOL and NEXLIZET in patients who have a history of tendon disorders or tendon rupture.

Adverse Reactions: In NEXLETOL clinical trials, the most commonly reported adverse reactions were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Reactions reported less frequently, but still more often than with placebo, included benign prostatic hyperplasia and atrial fibrillation.
In the NEXLIZET clinical trial, the most commonly reported adverse reactions observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, a component of NEXLIZET, and occurring more frequently than with placebo, were urinary tract infection, nasopharyngitis, and constipation.
Adverse reactions reported in clinical trials of ezetimibe, and occurring at an incidence greater than with placebo, included upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza. Other adverse reactions reported in postmarketing use of ezetimibe included hypersensitivity reactions, including anaphylaxis, angioedema, rash, and urticaria; erythema multiforme; myalgia; elevated creatine phosphokinase; myopathy/rhabdomyolysis; elevations in liver transaminases; hepatitis; abdominal pain; thrombocytopenia; pancreatitis; nausea; dizziness; paresthesia; depression; headache; cholelithiasis; cholecystitis.

Drug Interactions: Simvastatin and Pravastatin: Concomitant use with bempedoic acid results in increased concentrations and increased risk of simvastatin or pravastatin-related myopathy. Use of either NEXLETOL or NEXLIZET with greater than 20 mg of simvastatin or 40 mg of pravastatin should be avoided.
Cyclosporine: Caution should be exercised when using NEXLIZET and cyclosporine concomitantly due to increased exposure to both ezetimibe and cyclosporine. Monitor cyclosporine concentrations in patients receiving NEXLIZET and cyclosporine. In patients treated with cyclosporine, the potential effects of the increased exposure to ezetimibe from concomitant use should be carefully weighed against the benefits of alterations in lipid levels provided by NEXLIZET.

Fibrates: Coadministration of NEXLIZET with fibrates other than fenofibrate is not recommended. Fenofibrate and ezetimibe may increase cholesterol excretion into the bile, leading to cholelithiasis. If cholelithiasis is suspected in a patient receiving NEXLIZET and fenofibrate, gallbladder studies are indicated and alternative lipid-lowering therapy should be considered.
Cholestyramine: Concomitant use of NEXLIZET and cholestyramine decreases ezetimibe concentration. This may result in a reduction of efficacy. Administer NEXLIZET either at least 2 hours before, or at least 4 hours after, bile acid sequestrants.

Lactation and Pregnancy: It is not recommended that NEXLETOL or NEXLIZET be taken during breastfeeding. Discontinue NEXLETOL or NEXLIZET when pregnancy is recognized, unless the benefits of therapy outweigh the potential risks to the fetus. Based on the mechanism of action of bempedoic acid, NEXLETOL and NEXLIZET may cause fetal harm.

Please see full Prescribing Information here.

Esperion Therapeutics

At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on Twitter at twitter.com/EsperionInc.

CLEAR Cardiovascular Outcomes Trial CLEAR Outcomes is part of the CLEAR clinical research program for NEXLETOL and NEXLIZET. The CLEAR Program seeks to generate important clinical evidence on the safety and efficacy of bempedoic acid, a first in class ATP citrate lyase inhibitor contained in NEXLETOL and NEXLIZET and its potential role in addressing additional critical unmet medical needs. More than 60,000 people will have participated in the program by the time of its completion. The CLEAR Program includes 5 label-enabling Phase III studies as well as other key Phase IV studies with the potential to reach more than 30 million people with or at risk for CVD based on elevated LDL-C.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes of legal proceedings, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alexis Callahan
investorrelations@esperion.com
(406) 539-1762

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$ 144,911	$ 124,775
Investments	17,427	42,086
Working capital	155,119	154,375
Total assets	251,819	247,939
Revenue interest liability	251,819	243,605
Convertible notes, net of issuance costs	260,316	259,899
Common stock	87	75
Accumulated deficit	(1,401,755)	(1,340,036)
Total stockholders' deficit	(329,663)	(323,778)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Product sales, net	$17,031	$13,354
Collaboration revenue	7,298	5,482
Total Revenues	24,329	18,836

Operating expenses:
Cost of goods sold	11,652	7,125
Research and development	31,381	24,319
Selling, general and administrative	29,901	30,381
Total operating expenses	72,934	61,825

Loss from operations	(48,605)	(42,989)

Interest expense	(14,387)	(14,062)
Other income, net	1,273	320
Net loss	$(61,719)	$(56,731)

Net loss per common share - basic and diluted	$(0.79)	$(0.93)

Weighted-average shares outstanding - basic and diluted	78,440,266	60,954,755